Exhibit 99.1

             ViewCast Corporation Announces Third Quarter
 2005 Financial Results; 26 Percent Year-over-Year Quarterly Revenue
                               Increase

    DALLAS--(BUSINESS WIRE)--Nov. 14, 2005--ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communication products, today reported financial results for the third quarter ended Sept. 30, 2005.
    The Company has entered into a definitive agreement dated as of October 11, 2005 to sell the assets and operations of Delta Computec Inc. ("DCI"). The Company expects the transaction to close sometime in November 2005 subject to certain closing conditions, and the gain or loss will be calculated as of the closing date. Therefore the DCI financial results are accounted for as a discontinued operation in the accompanying financial information. The continuing operations consist of ViewCast's audio and video communication products business and general corporate activities.

    Third Quarter Financial Results

    Total revenues from continuing operations for the third quarter of 2005 were $3.21 million, an increase of 26 percent over the $2.55 million reported in the third quarter of 2004.
    "We are pleased to report that ViewCast revenue from the video products business experienced double-digit growth during the third quarter," said George Platt, chief executive officer of ViewCast Corporation. "Our core business is expanding at a remarkable rate. Demand for Niagara and IVN systems increased more than 46 percent in the past year, and sales of the Osprey 230 and 560 high performance video capture cards is accelerating throughout the U.S. and international markets. The increase in sales volume is significant and confirms that ViewCast is well on the road to achieving profitability."
    Total operating expenses from continuing operations for the third quarter of 2005 were $1.94 million, a 16 percent increase from the $1.68 million reported in the third quarter of 2004. The increase in operating expenses related primarily to research and development for the introduction of the Niagara PowerStream Pro and other new products scheduled for release in late 2005 and 2006. Customer support and marketing expenses have also increased to develop the greater demand for ViewCast products.
    The net loss from continuing and discontinued operations for the third quarter of 2005 was $242,775 compared to a loss of $431,097 in the third quarter of 2004. The net loss per share for the third quarter of 2005 was ($0.02) per share, compared to ($0.03) per share, in the third quarter of 2004. The net loss for the third quarter was impacted by an increase in non-operating expenses due to one-time charges for debt conversion expense of $485,798 in 2005 and of $1,233,723 in 2004. The debt conversion expense was recorded in accordance with SFAS No. 84, "Induced Conversions of Convertible Debt" to recognize an imputed valuation of the conversion shares.
    Third quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) was $254,182, compared with the EBIDTA loss of $33,296 reported in the third quarter of 2004. The Company considers EBIDTA to be an important measure of performance because it reflects one of the capital resources available to the Company's operations that may be used to evaluate the actual performance of the Company.

    Pending DCi Sale

    In early October, the company announced the sale of Delta Computec, Inc. (DCi) to an affiliate of Desrosier & Co., a private investment group based in Greenwich, Conn. for a combination of $3 million in cash, $300,000 in contingent cash payments and the assumption of certain liabilities outlined in the agreement. The transaction is expected to close in November subject to certain closing conditions.

    Management Changes

    Effective November 1, David Stoner was promoted to president and chief operating officer in charge of day-to-day management of the company. George Platt retains the CEO title and is focusing on strategic planning, investor relations and business development in addition to remaining an active member of the Board of Directors. Stoner will assume responsibility for sales and marketing, as well as retaining engineering and operations responsibilities. Platt, along with Stoner and Laurie Latham, chief financial officer and senior vice president of finance and administration, will set the strategic direction and continue to build new business for ViewCast. Latham continues to report to Platt.

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents and whether the sale of the assets described herein occurs. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.


                     - Financial Table to Follow -


                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands -- except per share amounts)

                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
                                    2004      2005    2004     2005
                                  ---------- ------- -------- --------
Net sales                            $2,553  $3,214   $6,920   $8,291
Cost of sales                         1,057   1,334    2,730    3,401
                                  ---------- ------- -------- --------
Gross profit                          1,496   1,880    4,190    4,890
Total operating expenses              1,678   1,945    4,968    5,971
                                  ---------- ------- -------- --------
Operating loss                         (182)    (65)    (778)  (1,081)
Total other expense and taxes          (195)   (252)  (1,827)  (1,171)
                                  ---------- ------- -------- --------
Loss from continuing operations        (377)   (317)  (2,605)  (2,252)
Income (loss) from discontinued
 operations                            $(54)    $74    $(172)    $142
                                  ---------- ------- -------- --------
Net loss                              $(431)  $(243) $(2,777) $(2,110)
                                  ========== ======= ======== ========

Preferred dividends                    (206)   (206)    (615)    (613)
                                  ---------- ------- -------- --------
Net loss applicable to common
 stockholders                         $(637)  $(449) $(3,392) $(2,723)
                                  ========== ======= ======== ========

Net loss per common share:
  from continuing operations         $(0.03) $(0.02)  $(0.15)  $(0.12)
  from discontinued operations           --      --    (0.01)    0.01
                                  ---------- ------- -------- --------
Basic and diluted                    $(0.03) $(0.02)  $(0.16)  $(0.11)
                                  ========== ======= ======== ========

Weighted average number of
common shares outstanding:           22,825  25,628   21,659   24,746


           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
                            (In thousands)

                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
From continuing and discontinued
 operations:                         2004      2005    2004     2005
                                  ---------- ------- -------- --------
Net loss                              $(431)  $(243) $(2,777) $(2,110)
Depreciation and amortization           195     224      582      664
Total other expense                     203     273    1,854    1,211
                                  ---------- ------- -------- --------
EBITDA                                 $(33)   $254    $(341)   $(235)
                                  ========== ======= ======== ========



    CONTACT: ViewCast Media
             Mark Quigley, 972-488-7200
             mquigley@viewcast.com
             or
             Michael A. Burns & Associates, Inc.
             Investor Contact:
             Virginia L. Stuart, 214-521-8536
             Fax: 214-521-8599
             vstuart@mbapr.com